Exhibit 99.1

Media	Investor Relations
Robert C. Ferris	Mark Macaluso
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

MORRIS PLAINS, N.J., October 24, 2016 – Honeywell International Inc. (“Honeywell” or the “Company”) (NYSE: HON) today announced the pricing of its registered public offering of its $1,250,000,000 1.400% Senior Notes due 2019, $250,000,000 Floating Rate Notes due 2019, $1,500,000,000 1.850% Senior Notes due 2021 and $1,500,000,000 2.500% Senior Notes due 2026 (collectively, the “Notes”). The offering is expected to close on October 31, 2016, subject to customary closing conditions.

The Notes will be senior unsecured and unsubordinated obligations of Honeywell and will rank equally with all of Honeywell’s existing and future senior unsecured debt and senior to all of Honeywell’s subordinated debt.

Honeywell intends to use the proceeds of the offering to fund (i) the repayment of commercial paper, (ii) the purchase of existing notes pursuant to its previously announced tender offer to purchase any and all of its outstanding 5.30% notes due 2017, 5.30% notes due 2018 and 5.00% notes due 2019 (the “Tender Offer”) and (iii) the redemption of any such existing notes that remain outstanding following the Tender Offer, and to use the remainder of the net proceeds for general corporate purposes.

The offering is not conditioned on the completion of the Tender Offer, but the completion of the offering is a condition to the completion of the Tender Offer. Honeywell may waive such conditions in its sole discretion or, subject to applicable law, extend, terminate or otherwise amend the Tender Offer.

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC are acting as the joint book-running managers for the public offering of the Notes.

The offering of these Notes is being made only by means of a base prospectus (as supplemented and amended from time to time), which is part of a registration statement that Honeywell filed with the Securities and Exchange Commission utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Honeywell International Inc., 115 Tabor Road, Morris Plains, New Jersey 07950, Attn: Investor Relations Department, (973) 455-2000. Alternatively, potential purchasers of the Notes can obtain copies of the Prospectus, as supplemented, related to the Notes by calling Deutsche Bank Securities Inc. at (800) 503-4611 (toll free), J.P. Morgan Securities LLC at (212) 834-4533 (collect), Morgan Stanley & Co. LLC at (866) 718-1649 (toll free) or Wells Fargo Securities, LLC  at 1-800-645-3751(toll free).

Public Offering of Senior Notes - 2

This news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release is not an offer to purchase or a solicitation of an offer to sell any of the notes subject to the Tender Offer. The Tender Offer is being made only by, and pursuant to the terms of, the Offer to Purchase dated October 24, 2016 and the related Letter of Transmittal and Notice of Guaranteed Delivery.

Honeywell is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; turbochargers; and performance materials.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.